                                                                      Exhibit 23


                        INDEPENDENT AUDITORS' CONSENT


The Board of Directors
IMNET Systems, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-27289) and Form S-8 (No. 333-19395, No. 333-19397, and No.
333-19429) of IMNET Systems, Inc. of our report dated October 6, 1997, relating to the consolidated balance sheets of IMNET Systems, Inc. and subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997, and the related schedule, which report appears in the June 30, 1997 annual report on Form 10-K of IMNET Systems, Inc.


                                                      KPMG PEAT MARWICK LLP
Atlanta, Georgia
October 6, 1997